Exhibit 99.1

NEWS RELEASE

For Release on April 29, 2021	Contact: Lutz Henckels
4:02 PM (ET)	Executive Vice President, CFO, COO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Announces $1.5 Million Private Placement And Preliminary Unaudited Fourth Quarter and Fiscal Year 2021 Results

Dublin, CA – April 29, 2021 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) announced a $1.5 million private placement and preliminary unaudited results for the fourth quarter of fiscal 2021 ended March 27, 2021.

The Company has completed a private placement agreement for the sale of 461,538 prefunded warrants for $3.25 per warrant for gross proceeds of $1.5 million. Each pre-funded warrant represents the right to acquire one share of the Company’s common stock for no additional consideration and may only be exercised to the extent that the holder, along with its affiliates, would not beneficially own more than 9.99% of the Company’s outstanding common stock following its exercise. The Company plans to use the proceeds for general corporate purposes including working capital.

The Company also announced preliminary unaudited results of operations for its fourth fiscal quarter ended March 27, 2021. Fourth quarter fiscal 2021 net sales are expected to be $2.7 million, an increase of 5% versus the same quarter of the prior fiscal year 2020. Microsource filter revenue is expected to increase 64% to $2.5 million compared to $1.5 million in the same quarter of fiscal 2020. Radar/EW test revenue is expected to decrease to $0.2 million for the fourth quarter fiscal 2021 compared to $1.0 million for the fourth quarter fiscal 2020, largely related to delays in expected orders due to the ongoing COVID-19 pandemic. The lower Radar/EW test sales combined with certain one-time non-recurring expenses are expected to result in a fiscal fourth quarter net loss of approximately $825,000 compared to a net loss of $667,000 in the fourth quarter of fiscal 2020.

Net sales for fiscal year 2021 ended March 27, 2021 is expected to be $13.0 million, an 11% increase over fiscal year 2020. Net loss for fiscal year 2021 is projected to be approximately $380,000 and EBITDA is expected to be about $345,000 as shown below. The negative impacts of lower than expected Radar/ EW sales in fiscal year 2021 were partially offset by the PPP loan forgiveness of $786,200.

Giga-tronics Incorporated
GAAP to EBITDA Reconciliation
	(preliminary and unaudited)
	Twelve Months ended March 27, 2021	Twelve Months ended March 28, 2020
Net Income/ (loss)	$(380,000)	$(686,418)
Interest expense, net	$100,000	$252,775
Depreciation & Armortization	$250,000	$315,270
Stock-based compensation	$375,000	$302,712
EBITDA	$345,000	$184,339

John Regazzi, President and Chief Executive Officer, commented, “While our fourth quarter revenue saw a slight increase over the fourth quarter last year, Radar/EW test revenue came in well below our expectations. The ongoing closure of military bases to outside personnel has caused delay in the receipt of certain anticipated orders. Overall, fiscal year 2021 saw an 11% increase in revenue to $13.0 million during a very challenging year due to the impacts of COVID-19. With the pandemic diminishing, and improved economic outlook going forward we anticipate continuing our overall revenue growth and significantly improving our operating performance in fiscal year 2022.”

Non-GAAP Financial Measures

The Company has included in this press release certain preliminary unaudited financial results, including EBITDA, that the Securities and Exchange Commission defines as “non-GAAP financial measures.” The Company defines “EBITDA” as net income (loss) before interest, taxes, depreciation and amortization and stock-based compensation (non-cash). This non-GAAP financial measure is presented because management believes it measures the Company’s operating performance and free cash flow in a manner useful to investors.

About Giga-tronics Incorporated

Giga-tronics produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR and Electronic Warfare (RADAR/EW) test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", or “will” occur. Forward-looking statements include, among others, those concerning future product developments, future prospects, future operating results (including, for example, future revenue, growth, expenses, margin, and profitability), growth in market share and expected and potential sales to customers.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture its RADAR/EW test products, to identify customer needs and to design and implement new features; the timely receipt of components from third-party suppliers, the receipt or timing of future orders for products or services and cancellations or deferrals of existing or future orders; the adequacy of the Company’s capital resources; the Company’s ability to manage expenses; the results of pended or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and the circumstances relating to the COVID-19 pandemic and governmental responses.  You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 28, 2020 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public filings the Company may make with the SEC.

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

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